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                               METROCALL, INC.

                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)



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                                                                   For the Quarter ended March 31,
                                                                   -------------------------------
                                                                        1996               1997
                                                                   ------------       ------------
Net loss                                                           $    (7,689)       $   (11,748)
  Preferred dividends                                                      -               (1,560)
                                                                   ------------       ------------
Net loss attributable to common stockholders                       $    (7,689)       $   (13,308)
                                                                   ============       ============


Weighted-average shares outstanding:
  Shares outstanding, beginning of period                           14,626,255         24,521,135
  Shares issued in acquisitions                                            -              302,059
  Shares issued for exercise of stock options                              -                  -
  Shares issued in employee stock purchase plan                            -               35,203
                                                                   ------------       ------------
  Weighted-average shares outstanding                               14,626,255         24,858,397
                                                                   ============       ============

Loss per share attributable to common stockholders                 $     (0.53)       $     (0.54)
                                                                   ============       ============
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